Exhibit 10.8.2

FEDERAL HOME LOAN BANK OF CHICAGO

MANAGEMENT INCENTIVE COMPENSATION PLAN

I.	PURPOSE

Members of the Bank’s Management Committee (excluding the President & CEO) are eligible to participate in the Federal Home Loan Bank of Chicago Management Incentive Compensation Plan (“Plan”). The purpose of the Plan is to give a select group of management and highly compensated employees strong incentives to make difficult decisions and to expend exceptional efforts to enhance the financial performance of the Bank.

Incentive compensation is to be awarded by the President & CEO with approval of the Personnel & Compensation Committee of the Board of Directors in accordance with the terms and conditions in this Plan.

II.	ELIGIBILITY FOR AWARD

To receive an award under the Plan, the following eligibility conditions must be satisfied:

A. The recipient is a member of the Bank’s Management Committee (excluding the President & CEO) during the Plan year or is a senior officer designated by the President & CEO to participate in the Plan; and

B. The recipient displays, in the judgment of the President & CEO, a commitment to the Bank as a whole and team spirit.

III.	PLAN CRITERIA AND MAXIMUM AWARD PERCENTAGE

A.	Plan Criteria

The Plan criteria consist of a series of corporate goals established annually (“Bank Criteria”) based upon the approved Business Plan for the Plan year. The Bank Criteria will be communicated at the beginning of each Plan year and will specify:

(i)	Bank Criteria description;

(ii)	Plan Year Performance Target for each of the Bank Criteria; and

(iii)	Target Value or weighting attributed to each of the Bank Criteria.

The Bank Criteria, Performance Targets and Target Values for a Plan year shall be established by the Personnel & Compensation Committee.

B.	Plan Administration

The Maximum Award Percentage is calculated by calculating the actual Plan year performance as a percent of target for each of the Bank Criteria separately, multiplying the results for each criterion by its associated Target Value and adding the resulting totals to calculate the Award Coefficient Factor.

The total Award Coefficient Factor is applied to the Award Formula Table to determine the Maximum Award Percentage. The Maximum Award Percentage and the Award Formula Table are established for each Plan year and communicated as part of the Plan Worksheet for that Plan year.

Except as may be otherwise determined in Section III.C., no award may exceed the maximum percentage specified for the Plan year multiplied by the recipient’s base salary.

C.	Discretionary Management Awards

In any Plan year in which the Bank’s net income performance exceeds the Plan Year Performance Target for the Bank’s net income, the President & CEO shall have the discretion to create a discretionary bonus pool which may be used to grant individual Discretionary Management Awards as set forth in this Section III.C. The amount of such discretionary bonus pool shall be determined at the discretion of the President & CEO up to a percentage of net income above plan as established for each Plan Year by the Personnel & Compensation Committee.

If the President & CEO has created a discretionary bonus pool for a Plan year, the President & CEO shall also have the discretionary authority to grant an additional incentive award (“Discretionary Management Award”) to recipients who are otherwise eligible to receive an incentive award under this Plan for the Plan year. The determination of the recipients of a Discretionary Management Award and the amount of such Discretionary Management Award for each such recipient shall be in the sole discretion of the President & CEO, provided that the aggregate amount of Discretionary Management Awards granted in any Plan year shall not exceed the amount of the discretionary bonus pool previously determined by the President & CEO for such year. A Discretionary Management Award is made to a recipient in addition to the incentive award made to such recipient pursuant to Section IV of this Plan and need not necessarily be related to the recipient’s base compensation. The President shall not be required to distribute the full amount of any discretionary bonus pool. All Discretionary Management Awards shall be deemed to be an “award” for all purposes under this Plan.

The Personnel & Compensation Committee shall receive a report covering Plan years where Discretionary Management Awards are granted.

IV.	INDIVIDUAL AWARD

The President & CEO shall establish one or more key goals for each eligible recipient.

The award to each eligible recipient shall be calculated by multiplying the Individual Award Percentage specified in the Plan Worksheet (which takes into account the completion of personal goals) by the Maximum Award Percentage; and then multiplying the resulting percentage by the recipient’s actual base salary received during the Plan year.

V.	FORM OF PAYMENT

Payment shall be made as follows:

•	60% in cash

•	40% to the Stock Equivalent Account

A.	Cash

The cash portion of any award is payable after year-end results are reported and Personnel & Compensation Committee approval.

B.	Stock Equivalent Account

A Stock Equivalent Account (“SEA”) shall be established for each award recipient hereunder. Payments to the SEA shall be credited as “shares” at $100 per share. “Shares” in the SEA shall earn interest at the same rate as the Bank’s net return on equity after REFCO during each corresponding quarter. Interest shall be paid in the form of additional and fractional “shares” in the SEA. The interest calculation method herein shall apply to all existing SEA balances as of January 1, 1996.

SEA “shares” and interest thereon are vested on March 1 in the year following the year in which such “shares” were first credited to the SEA. (For example, payment of an award for performance in 1996 would be credited in February of 1997 and would vest on March 1, 1998.)

Award recipients who resign or whose employment is terminated shall have no interest in any SEA balance not yet vested, as provided above, as of their termination date and must withdraw all “shares” that have vested by such date.

SEA “shares” may be converted to cash and withdrawn, at the option of the award recipient, as follows: (1) 50% upon vesting and (2) the balance one year after vesting.

Notwithstanding the foregoing,

(1)	the entire balance in a SEA (whether or not vested) of any award recipient, who dies while still employed at the Bank, shall be payable to such decedent’s heirs or legatees as provided by law; and

(2)	the entire balance in a SEA (whether or not vested) of any award recipient who (i) is age 60 or older and (ii) retires (for purposes of the Financial Institutions Retirement Fund) from active employment at the Bank shall be available upon such retirement to the award recipient; and

(3)	should any income tax become due based on payments to the SEA, such amount of tax shall become immediately available for withdrawal.

C.	Payment Deferral

An award recipient may elect to defer the receipt of all or any amount of the cash portion and/or the SEA share portion of any award under the Plan and to have such amount applied to the purchase of Performance Units under the Federal Home Loan Bank of Chicago Long Term Incentive Compensation Plan. An election relating to the cash portion must be made by November 1st of the Plan year for which the award relates, and an election relating to the SEA share portion must be made by December 31st of the Plan year preceding the Plan year in which the SEA share portion will vest.

VI.	MISCELLANEOUS

Base pay may be adjusted annually by merit increases, but is not affected by any incentive award.

The Bank shall during each plan year give the Personnel & Compensation Committee a mid-year status report on progress toward performance targets established hereunder.

The Plan shall be maintained in accordance with and is subject to Federal Housing Finance Board regulations and policies.

VII.	OTHER TERMS AND CONDITIONS

A.	Discretionary Authority.

The Bank, with the approval of the Personnel & Compensation Committee, may make adjustments in the criteria established herein for any award period whether before or after the end of the award period and, to the extent it deems appropriate in its sole discretion which shall be conclusive and binding upon all parties concerned, make awards or adjust awards to compensate for or reflect any significant changes which may have occurred during the award period which alter the basis upon which such performance targets were determined or otherwise. The Bank, with the approval of the Personnel & Compensation Committee, may, in its discretion, make additional awards in such amounts as it deems appropriate in consideration of extraordinary performance by the Bank.

B.	Other Conditions.

(1)	No person shall have any claim to be granted an award under the Plan and there is no obligation for uniformity of treatment of eligible employees under the Plan. Except as otherwise required by law, awards under the Plan may not be assigned.

(2)	Neither the Plan nor any action taken hereunder shall be construed as giving to any employee the right to be retained in the employ of the Bank.

(3)	The Bank shall have the right to deduct from any award to be paid under the Plan any Federal, state or local taxes required by law to be withheld with respect to such payment.

(4)	No award shall be paid to an employee for the current plan year if such employee’s employment ceases prior to the end of the plan year, whether by resignation, termination or otherwise.

(5)	Any award hereunder may be reduced pro rata in the event that an award recipient (i) commences employment with the Bank during the calendar year or (ii) is absent from the Bank (other than regular vacation) during the calendar year whether through approved leave or otherwise, including but not limited to: short or long term disability, leave under the Family and Medical Leave Act, a personal leave of absence or military leave.

C.	Plan Administration

(1)	The Bank shall have full power to administer and interpret the Plan and to establish rules for its administration. The levels of financial and individual performance, established pursuant to this Plan, achieved for each award period shall be conclusively determined by the Bank. The determination of financial performance achieved for any award period may, but need not, be adjusted to reflect extraordinary financial items and adjustments or restatements of the financial statements, in the discretion of the Bank. Any such determination shall not be affected by subsequent adjustments or restatements. Any determinations or actions required or permitted to be made by the Bank may be made by the President and Chief Executive Officer. The Bank and President and Chief Executive Officer of the Bank in making any determinations under or referred to in the Plan shall be entitled to rely on opinions, reports or statements of officers or employees of the Bank and of counsel, public accountants and other professional or expert persons.

(2)	The Plan shall be governed by applicable Federal law.

(3)	This Plan supersedes any prior Management Incentive Compensation Plan for the plan year commencing on January 1, 2001.

D.	Modification or Termination of Plan.

The Bank may modify or terminate the Plan at any time to be effective at such date as the Bank may determine. A modification may affect present and future awards and eligible employees.

E.	Effective Date.

The Plan shall be effective January 1, 2001.

Approved by the Board of Directors on March 20, 2001 and amended on March 15, 2005.

/s/ Peter E. Gutzmer

Corporate Secretary